UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): January 7, 2014

Esperion Therapeutics, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35986	26-1870780
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

46701 Commerce Center Drive Plymouth, MI	48170
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (734) 862-4840

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 7, 2014, Esperion Therapeutics, Inc. (the “Company”) elected Antonio M. Gotto, Jr., M.D., D. Phil, to the Board of Directors of the Company, effective as of January 13, 2014.  Dr. Gotto was elected as a Class II director and will serve until the Company’s annual meeting of stockholders in 2015 or until his successor is duly elected and qualified.

Dr. Gotto currently serves as Co-Chairman of the Board of Overseers of the Joan and Sanford I. Weill Medical College of Cornell University and Vice President of Cornell University. From January 1997 to December 2011, Dr. Gotto served as the Stephen and Suzanne Weiss Dean of the Joan and Sanford I. Weill Medical College of Cornell University and Provost for Medical Affairs of Cornell University. Previously, Dr. Gotto served as J.S. Abercrombie Chair of Atherosclerosis and Lipoprotein Research and Chairman and Professor of the Department of Medicine at Baylor College of Medicine and Methodist Hospital. Dr. Gotto currently serves as a member of the Institute of Medicine of the National Academy of Sciences and a Fellow of the American Academy of Arts and Sciences. Dr. Gotto is also a past president of the International Atherosclerosis Society and a past president of the American Heart Association. Dr. Gotto holds a B.A. degree from Vanderbilt University, a D.Phil. degree in Biochemistry from Oxford University in England, where he was a Rhodes Scholar, and an M.D. degree from Vanderbilt University School of Medicine. Dr. Gotto completed his residency training at Massachusetts General Hospital in Boston, Massachusetts.  Dr. Gotto is also a member of the Board of Directors of Aegerion Pharmaceuticals, Inc. (NASDAQ: AEGR).  The Company believes that Dr. Gotto is qualified to serve as a director based on his broad experience in the industry in which it operates.

As a non-employee director, Dr. Gotto will receive cash and equity compensation paid by the Company pursuant to its non-employee director compensation program. There are no arrangements or understandings between Dr. Gotto and any other person pursuant to which Dr. Gotto was selected as a director, and there are no transactions between Dr. Gotto and the Company that would require disclosure under Item 404(a) of Regulation S-K.

*      *       *

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 13, 2014	Esperion Therapeutics, Inc.

	By:	/s/ Tim M. Mayleben
Tim M. Mayleben
President and Chief Executive Officer